Exhibit 5.1






                                                 December 9, 1997



Board of Directors
SunPharm Corporation
4651 Salisbury Road, Suite 205
Jacksonville, Florida  32256

Ladies and Gentlemen:

             We have acted as counsel to SunPharm Corporation (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of the issuance of up to (i) 750,000 shares (the "Employee Plan Shares") of the Company's common stock, $.0001 par value (the "Common Stock"), pursuant to the Company's Amended and Restated 1994 Stock Option Plan (the "Employee Plan") and (ii) 300,000 shares (the "Director Plan Shares" and, together with the Employee Plan Shares, the "Shares") of Common Stock pursuant to the Company's Amended and Restated 1995 Non-Employee Directors' Stock Option Plan (the "Director Plan").

             In connection herewith, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary as a basis for the opinion hereafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, upon information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

             Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares will, when issued in accordance with the terms of the Employee Plan or the Director Plan, as applicable, be legally issued, fully paid and nonassessable.

             We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                         Very truly yours,

                                         ANDREWS & KURTH L.L.P.